UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZOSANO PHARMA CORPORATION

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ZOSANO PHARMA CORPORATION

34790 Ardentech Court

Fremont, California 94555

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend Zosano Pharma Corporation’s 2015 Annual Meeting of Stockholders, which is being held as follows:

Date:	November 13, 2015

Time:	8:30 a.m., Pacific time

Location:	Zosano Pharma Corporation 34790 Ardentech Court Fremont, CA 94555

At the annual meeting, we will ask our stockholders to:

•	re-elect as our Class I directors Peter Daddona, Ph.D. and Vikram Lamba, each to serve for a three-year term ending at our 2018 annual meeting of stockholders;

•	ratify the appointment of Marcum LLP as our independent registered public accounting firm for fiscal year 2015; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person, by proxy or via the internet or telephone. Whether or not you plan to attend the annual meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the annual meeting, you may withdraw your proxy or internet or telephone vote and vote your shares in person. Only stockholders of record at the close of business on September 25, 2015 may vote at the meeting.

By order of the Board of Directors,

Secretary

October 5, 2015

i

PROXY STATEMENT

ZOSANO PHARMA CORPORATION

2015 ANNUAL MEETING OF STOCKHOLDERS

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 13, 2015

This proxy statement and our 2014 Annual Report to Stockholders are also available for viewing, printing and downloading at www.edocumentview.com/ZSAN.

INFORMATION ABOUT THE MEETING

The Meeting

The 2015 Annual Meeting of Stockholders of Zosano Pharma Corporation will be held at 8:30 a.m., Pacific time, on Friday, November 13, 2015 at the offices of Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, CA 94555. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

•	the re-election of Peter Daddona, Ph.D. and Vikram Lamba as our Class I directors, each to serve for a three-year term ending at our 2018 annual meeting of stockholders;

•	the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

•	any other business properly presented at the meeting.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about October 9, 2015. In this mailing, we will include a copy of our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014 (excluding exhibits), as filed with the Securities and Exchange Commission, or SEC.

Who May Vote

Holders of record of our common stock at the close of business on September 25, 2015 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Chief Financial Officer, Winnie W. Tso, at our principal executive offices located at 34790 Ardentech Court, Fremont, California 94555, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., Pacific time, on any business day from October 9, 2015 to the time of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on September 25, 2015, the record date for the meeting. You may vote your shares at the meeting in person, by proxy or via the internet or the toll-free number (for residents of the United States and Canada) listed on your proxy card.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the re-election of each of Dr. Daddona and Mr. Lamba as a Class I director and FOR the ratification of our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner they deem appropriate.

•	To vote via the internet, you must access the website for internet voting at www.envisionreports.com/ZSAN. Please have the enclosed proxy card handy when you access the website, and then follow the on-screen instructions. Internet voting facilities for stockholders of record will be available 24 hours a day until 1:00 a.m. (Central time) on November 13, 2015. If you vote via the internet, you do not have to return your proxy card via mail.

•	To vote via telephone, use any touch-tone telephone and call 1-800-652-VOTE (8683) to transmit your voting instructions up until 1:00 a.m. (Central time) on November 13, 2015. Please have the enclosed proxy card handy when you call, and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.

If you vote by proxy or via the internet or telephone, you may revoke your vote at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy or via the internet or telephone on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides to you. Many brokers also offer the option of providing voting instructions to them over the internet or by telephone, directions for which would be provided by your brokerage firm on your voting instruction form.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors, is a “non-routine” proposal. If you do not instruct your broker how to vote with respect to Proposal 1, your broker will not vote on it and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on Proposal 1. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 2, the ratification of Marcum LLP as our independent registered public accounting firm, is considered to be a “routine” item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on September 25, 2015, 11,966,958 shares of our common stock were outstanding. Our Bylaws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2014 Annual Report to Stockholders. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2014 Annual Report to Stockholders, unless you provided our transfer agent with contrary instructions.

This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2014 Annual Report to Stockholders by sending a written request to Zosano Pharma Corporation, attention: Winnie W. Tso, Chief Financial Officer, 34790 Ardentech Court, Fremont, California 94555, or by calling Ms. Tso at (510) 745-1200. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker or by calling (800) 542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (877) 373-6374 or writing to Computershare Investor Services at P.O. Box. 30170, College Station, TX 77842.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the annual meeting is the re-election of Peter Daddona, Ph.D. and Vikram Lamba, to serve as Class I directors.

Our Board of Directors is divided into three classes:

•	Dr. Daddona and Mr. Lamba are Class I directors whose terms end at our annual meeting of stockholders in 2015;

•	M. James Barrett, Ph.D. and Bruce Steel are Class II directors whose terms end at our annual meeting of stockholders in 2016; and

•	Joseph “Jay” P. Hagan, Troy Wilson, Ph.D., J.D. and Kleanthis G. Xanthopoulos, Ph.D. are Class III directors whose terms end at our annual meeting of stockholders in 2017.

At each annual meeting of stockholders, a Class of directors is elected for a three-year term to succeed the directors of the same Class whose terms are then expiring. The term of each Class I director elected at our 2015 annual meeting of stockholders will begin at the meeting and end at our 2018 annual meeting of stockholders, or, if later, when the director’s successor has been elected and has qualified.

The rules of The NASDAQ Stock Market require that a majority of our Board of Directors must consist of independent directors by no later than January 26, 2016. Because Dr. Daddona serves as an executive officer of Zosano, he does not qualify as an independent director. If he is re-elected as a Class I director at the annual meeting, Dr. Daddona intends to resign from his position as a Class I director on or before January 26, 2016, by which time our Board of Directors expects to have identified and appointed an additional well-qualified individual to serve as an independent director.

The following table sets forth certain information as of October 1, 2015 regarding our Class I directors, each of whom has been nominated for re-election, and each other director who will continue in office following the 2015 Annual Meeting of Stockholders.

Name	Age	Position(s)
Class I Director Nominees
Peter Daddona, Ph.D.	70	Chief Scientific Officer, Executive Vice President Research and Development and Director
Vikram Lamba	49	Chief Executive Officer and Director
Continuing Directors
Bruce D. Steel (1) (2)	48	Chairman of the Board of Directors
M. James Barrett, Ph.D. (3)	72	Director
Joseph “Jay” P. Hagan (1) (2) (3)	46	Director
Troy Wilson, Ph.D., J.D. (1) (2) (3)	46	Director
Kleanthis G. Xanthopoulos, Ph.D. (1) (2) (3)	57	Director

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Class I Director Nominees

Peter Daddona, Ph.D. has served as our Chief Scientific Officer and as a member of our Board of Directors since the inception of Zosano Pharma Corporation in January 2012. Dr. Daddona has also served as Chief Scientific Officer of our wholly owned subsidiary ZP Opco, Inc. since July 31, 2006. Dr. Daddona founded ZP Opco, Inc. (then named The Macroflux Corporation) in 2006 as a spin-off of Johnson & Johnson, prior to which he served as Vice President, Scientific Leader and Board member of The Macroflux® Internal Venture at Johnson & Johnson. Previously, Dr. Daddona was Vice President of Macroflux® Technology Development and

Biological Sciences and served on the Strategic Product Portfolio Review Committee at ALZA Corporation in Mountain View, California, and held an appointment as Consulting Associate Professor of Dermatology at Stanford University. Before joining ALZA, Dr. Daddona served as Vice President, Immunobiology Research at Centocor, where he focused on preclinical development of therapeutic monoclonal antibodies. Prior to joining Centocor, Dr. Daddona served as Associate Professor of Biological Chemistry and Internal Medicine at the University of Michigan. Dr. Daddona earned his Ph.D. from the University of Connecticut and completed post-doctoral training at Duke University. We believe that Dr. Daddona’s long history with our company and his extensive experience in pharmaceutical drug development qualify him to serve as a member of our Board of Directors.

Vikram Lamba has served as our Chief Executive Officer and as a member of our Board of Directors since the inception of Zosano Pharma Corporation in January 2012. Mr. Lamba also served as our President from the inception of Zosano Pharma Corporation in January 2012 until the appointment of Konstantinos Alataris, Ph.D. as our President in September 2015. Before that, Mr. Lamba served as Chief Financial Officer and Chief Business Officer of Predictive Biosciences, Inc. from July 2008 until he joined our wholly owned subsidiary ZP Opco, Inc. in 2011. Prior to that, Mr. Lamba served as Vice President of Corporate Development at Advanced Medical Optics, Inc., where he was responsible for many significant merger and acquisition transactions and strategic alliances. Mr. Lamba served as Vice President for Finance and Chief Financial Officer of GeneOhm Sciences, Inc. and has over 16 years of global experience in various positions with Burmah Castrol PLC and Bayer AG. During his eight years with Bayer in Canada, Germany and the U.S., Mr. Lamba held positions in areas of general management, mergers and acquisitions and finance. Mr. Lamba received an M.B.A. from the Asian Institute of Management and was an exchange student at The Wharton School of the University of Pennsylvania. We believe that Mr. Lamba’s extensive industry knowledge and his experience in corporate management qualify him to serve as a member of our Board of Directors.

Continuing Directors

Bruce D. Steel has served as Chairman of our Board of Directors since June 2013 and as a member of our Board of Directors since April 2012. Mr. Steel is currently the Managing Director of BioMed Ventures, the strategic investment arm of BioMed Realty Trust. Mr. Steel is also a member of the Board of Directors of AEGEA Medical, Inc. Previously, Mr. Steel served as the Chief Executive Officer of Rincon Pharmaceuticals, Inc. and, between 2008 and 2010, as the Chief Business Officer of Anaphore, Inc. Mr. Steel received his Bachelor of Arts from Dartmouth College and his M.B.A. from the Marshall School of Business at the University of Southern California. Mr. Steel also holds the designation of Chartered Financial Analyst. We believe that Mr. Steel’s deep knowledge of the life-sciences industry as well as his executive level experience at various companies qualify him to serve as a member of our Board of Directors.

M. James Barrett, Ph.D. has served as a member of our Board of Directors since April 2012. Dr. Barrett served as a member of the Board of Directors of ZP Opco, Inc. (then named Zosano Pharma, Inc.) from October 2006 until April 2012, when ZP Opco, Inc. was recapitalized and became a wholly owned subsidiary of Zosano Pharma Corporation. Dr. Barrett is a Partner Emeritus with New Enterprise Associates, or NEA, where he originally joined as a General Partner in 2001. Dr. Barrett specializes in biotechnology and works with members of NEA’s healthcare investment group on medical devices, healthcare information systems and healthcare services companies. In addition to serving on our Board of Directors, Dr. Barrett currently serves as a member of the Board of Directors of the following public companies: Clovis Oncology, Inc., GlycoMimetics, Inc., Loxo Oncology, Inc., Roka Bioscience, Inc. and Supernus Pharmaceuticals, Inc. He also serves on the Board of Directors of Blend Biosciences, Inc., Cardioxyl Pharmaceuticals, Inc., Galera Therapeutics, Inc., PhaseBio Pharmaceuticals, Inc., Psyadon Pharmaceuticals and Senseonics, Inc. Dr. Barrett formerly served on various other Boards of Directors, including at Amicus Therapeutics, Inc., Targacept, Inc., CoGenesys, Inc. (acquired by Teva Pharmaceutical Industries, Inc.), Iomai Corporation (acquired by Intercell AG), MedImmune, LLC (acquired by AstraZeneca), Pharmion Corporation (acquired by Celgene Corporation), and Inhibitex, Inc. (acquired by Bristol-Myers Squibb). Prior to joining NEA, Dr. Barrett served as Founder, Chairman and Chief Executive Officer of Senseonics, Inc. from 1997 to 2001, where he remains Chairman. Before that, Dr. Barrett led three NEA-funded companies, serving as Chairman and Chief Executive Officer of Genetic Therapy, Inc., President and Chief Executive Officer of Life Technologies, and President and Chief Executive Officer of Bethesda Research Labs. Prior to that, Dr. Barrett worked in various divisions of SmithKline. Dr. Barrett received a Ph.D. in Biochemistry from the University of Tennessee, his M.B.A. from the University of Santa Clara, and a B.S. in Chemistry from Boston College. We believe that Dr. Barrett’s extensive experience serving on Boards of Directors of both public and private companies in the healthcare sector and his deep industry experience qualify him to serve as a member of our Board of Directors.

Joseph “Jay” P. Hagan has served as a member of our Board of Directors since May 2015. Mr. Hagan is Executive Vice President and Chief Business and Financial Officer of Orexigen Therapeutics, Inc., a public biotechnology company focused on the treatment of obesity, and has served in that role since 2011. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy and Communications. Prior to Orexigen, Mr. Hagan worked at Amgen from September 1998 to April 2008, where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures. Prior to starting the Amgen Ventures fund, Mr. Hagan was Head of Corporate Development at Amgen, leading such notable transactions as the acquisitions of Immunex and Tularik and the spinouts of Novantrone and Relypsa, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advanced Tissue Sciences. He received an M.B.A. from Northeastern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego. We believe that Mr. Hagan’s education and professional background in science and business management, and his work as a senior executive in the biotechnology industry qualify him to serve as a member of our Board of Directors.

Troy Wilson, Ph.D., J.D. has served as a member of our Board of Directors since June 2014. Dr. Wilson has been President and Chief Executive Officer and a member of the Board of Directors of Kura Oncology, Inc., a public company, since August 2014. He has served as President and Chief Executive Officer and as a member of the Board of Managers of Avidity NanoMedicines LLC, a private biopharmaceutical company, since November 2012 and as President and Chief Executive Officer and as a member of the Board of Managers of Wellspring Biosciences LLC, a private biopharmaceutical company, since July 2012 and May 2012, respectively. Dr. Wilson has been a member of the Board of Directors of Puma Biotechnology, Inc., a public company, since October 2013. He has also been a member of the Board of Managers of Araxes Pharma LLC, a private biopharmaceutical company, since May 2012. Previously, Dr. Wilson served as President and Chief Executive Officer and a member of the Board of Directors of Intellikine, Inc., a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively, until its acquisition by Takeda Pharmaceuticals. Dr. Wilson holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. We believe that Dr. Wilson’s senior executive experience managing, leading and developing various biopharmaceutical companies and his extensive industry knowledge and board-level experience in the biopharmaceutical industry qualify him to serve as a member of our Board of Directors.

Kleanthis G. Xanthopoulos, Ph.D. has served as a member of our Board of Directors since April 2013. Dr. Xanthopoulos is Principal at Vandel-Group, a family office investing in biotechnology companies. He was the President and Chief Executive Officer and a member of the Board of Directors of Regulus Therapeutics Inc. until June 2015, having joined Regulus in 2007. Dr. Xanthopoulos is also currently Chairman of the Board of Directors of Apricus Biosciences, Inc., a public company, a member of the Board of Directors of IRRAS AB, the Biotechnology Industry Organization (BIO) and Senté Inc., and is a member of the executive board of BIOCOM, Southern California’s life science industry association. Prior to joining Regulus, Dr. Xanthopoulos was a managing director of Enterprise Partners Venture Capital. Dr. Xanthopoulos co-founded and served as President and Chief Executive Officer of Anadys Pharmaceuticals from its inception in 2000 to 2006, and remained a member of its Board of Directors until its acquisition by Roche in 2011. Dr. Xanthopoulos was Vice President at Aurora Biosciences, which was acquired by Vertex Pharmaceuticals, from 1997 to 2000. Dr. Xanthopoulos participated in The Human Genome Project as a Section Head of the National Human Genome Research Institute

from 1995 to 1997. Previously, Dr. Xanthopoulos was an Associate Professor at the Karolinska Institute, in Stockholm, Sweden, after completing a Postdoctoral Research Fellowship at The Rockefeller University, New York. An Onassis Foundation scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden. We believe that Dr. Xanthopoulous’s senior executive experience managing and developing a major biotechnology company and his extensive industry knowledge and leadership experience in the biotechnology industry qualify him to serve as a member of our Board of Directors.

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The two nominees receiving the greatest numbers of votes cast will be elected as Class I directors. Brokers may not vote shares they hold for you in the election of directors, unless they receive timely voting instructions from you. We will not count abstentions or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF DR. DADDONA AND MR. LAMBA AS CLASS I DIRECTORS.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Marcum LLP currently serves as our independent registered public accounting firm and audited our financial statements for our fiscal year ended December 31, 2014. The Audit Committee of our Board of Directors has retained Marcum LLP as our independent registered public accounting firm to audit our financial statements for our fiscal year ending December 31, 2015.

Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, then the Audit Committee will reconsider whether to retain Marcum LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Zosano Pharma and our stockholders.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our Board of Directors currently consists of seven members, four of whom were elected as directors pursuant to a stockholders agreement that we entered into with certain holders of our common stock prior to our initial public offering. The stockholders agreement terminated upon the closing of our initial public offering in January 2015, and there are no contractual obligations regarding the election of our directors. Each of our directors holds office until the director’s successor has been elected and qualified or until the director’s earlier death, resignation or removal.

Our Certificate of Incorporation and our Bylaws provide that the authorized number of directors may be changed only by resolution adopted by a majority of the authorized number of directors constituting the Board of Directors. Our Certificate of Incorporation and Bylaws also provide that a director may be removed only for cause by the affirmative vote of the holders of at least 66-2/3% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an increase in the authorized number of directors constituting the Board of Directors, may be filled only by vote of a majority of our directors then in office.

In accordance with the terms of our Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with members of each Class serving staggered three-year terms, divided as follows:

•	the Class I directors are Dr. Daddona and Mr. Lamba, whose terms will expire at our 2015 Annual Meeting of Stockholders;

•	the Class II directors are Dr. Barrett and Mr. Steel, whose terms will expire at the annual meeting of stockholders to be held in 2016; and

•	the Class III directors are Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos, whose terms will expire at the annual meeting of stockholders to be held in 2017.

Upon the expiration of the term of a Class of directors, directors in that Class are eligible, if nominated, to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our common stock is listed on The NASDAQ Capital Market tier of The NASDAQ Stock Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors within 12 months from the date of listing in connection with the company’s initial public offering. In addition, the rules of The NASDAQ Stock Market require that (i) on the date of listing in connection with a company’s initial public offering, at least one member of each of the listed company’s audit, compensation, and nominating and corporate governance committees be independent, (ii) within 90 days of the date of listing in connection with the company’s initial public offering, a majority of the members of such committees be independent and (iii) within one year of the date of listing in connection with the company’s initial public offering, all the members of such committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules, and that each of Dr. Barrett, Dr. Daddona, Mr. Lamba and Mr. Steel is not an “independent director.” In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining the independence of such directors, including the beneficial ownership of our capital stock by each non-employee director and by entities with which each non-employee director is associated. We are actively seeking to identify one or more additional well-qualified individuals to serve as independent directors with the goal of adding such additional independent director(s) no later than January 26, 2016, the one-year anniversary of the date of listing of our common stock on The NASDAQ Capital Market in connection with our initial public offering. We also intend to comply with the requirement that all the members of our Audit, Compensation, and Nominating and Corporate Governance Committees be independent no later than January 26, 2016.

Board Role in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Chief Executive Officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of the company, while our Chairman, who is not an executive officer or employee of our company, facilitates communications between the Board and the Chief Executive Officer and discussion among the independent directors and presides over meetings of the Board and stockholders. Our non-employee directors meet in executive session on a regular basis, without management present, with our Chairman presiding, and our independent directors also meet in executive session on a regular basis, without management and without Mr. Steel and Dr. Barrett present.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees, which are the only standing committees of our Board of Directors, operates under a charter that has been approved by our Board of Directors. A current copy of the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website, which is located at www.zosanopharma.com, under “Investors—Corporate Governance.”

Audit Committee. The current members of our Audit Committee are Mr. Hagan, Mr. Steel, Dr. Wilson and Dr. Xanthopoulos. Our Board of Directors has determined that each of Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos satisfies The NASDAQ Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) under the Exchange Act. Mr. Steel is not independent by reason of his affiliations with BMV Direct SOTRS LP and BMV Direct SO LP, two of our stockholders, but our Board of Directors appointed

Mr. Steel to the Audit Committee at a time when we had fewer than three independent directors. We are availing ourselves of the exemption contained in Rule 10A-3(b)(1)(iv)(A) under the Exchange Act from the independence standards of Rule 10A-3(b)(1) with respect to Mr. Steel, and we believe that such reliance does not materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3 under the Exchange Act in this proxy statement or in any other proxy or information statement for a meeting of stockholders at which directors are elected that is filed with the SEC pursuant to the requirements of Section 14 of the Exchange Act. We intend for our Audit Committee to be comprised entirely of independent directors no later than January 26, 2016. Each of the members of our Audit Committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and The NASDAQ Stock Market. The Board of Directors has also determined that Mr. Hagan qualifies as an “audit committee financial expert,” as defined by applicable rules of The NASDAQ Stock Market and the SEC.

The Audit Committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and approves any related party transactions entered into by us.

The Audit Committee met in person or by telephone six times during fiscal year 2014.

Compensation Committee. The current members of our Compensation Committee are Dr. Barrett, Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos, each of whom is an independent director, other than Dr. Barrett. Dr. Barrett is not an independent director by reason of his affiliation with New Enterprise Associates 12, Limited Partnership, one of our stockholders. We intend for our Compensation Committee to be comprised entirely of independent directors no later than January 26, 2016.

The Compensation Committee:

•	approves the compensation and benefits of our executive officers;

•	reviews and makes recommendations to the Board of Directors regarding benefit plans and programs for employee compensation; and

•	administers our equity compensation plans.

The Compensation Committee met in person or by telephone four times during fiscal year 2014.

Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Mr. Hagan, Mr. Steel, Dr. Wilson and Dr. Xanthopoulos, each of whom is an independent director, other than Mr. Steel. Mr. Steel is not independent by reason of his affiliations with BMV Direct SOTRS LP and BMV Direct SO LP, two of our stockholders. We intend for our Nominating and Corporate Governance Committee to be comprised entirely of independent directors no later than January 26, 2016.

The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become Board members;

•	recommends to the Board of Directors nominations of persons to be elected to the Board of Directors; and

•	advises the Board of Directors regarding appropriate corporate governance policies and assists the Board of Directors in achieving them.

The Nominating and Corporate Governance Committee was established at the time of our initial public offering in January 2015, and therefore did not meet during fiscal year 2014.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. During fiscal year 2014, each of Dr. Barrett, Dr. Wilson and Dr. Xanthopoulos served as a member of our Compensation Committee. None of these directors, and none of the current members of our Compensation Committee, is an officer or employee of our company, nor has any of them ever been an officer or employee of our company, including during fiscal year 2014.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

We have adopted a written code of ethics that applies to our directors, executive officers and employees, and we also have adopted corporate governance guidelines. A copy of our code of ethics and of our corporate governance guidelines are posted on our website, which is located at www.zosanopharma.com, under “Investors—Corporate Governance.” If we make any substantive amendments to, or grant any waivers from, a provision of our code of ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website.

Meetings of the Board of Directors

Our Board of Directors met in person or by telephone 17 times during fiscal year 2014. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee of the Board of Directors on which he served, in each case held during the period in which he served as a director, in fiscal year 2014.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the Board of Directors and meetings of committees of the Board of Directors on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board of Directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so. We did not have an annual meeting of stockholders in 2014.

Director Candidates and Selection Process

Our Nominating and Corporate Governance Committee, in consultation with our Board of Directors, is responsible for identifying and reviewing candidates to fill open positions on the Board of Directors, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise, and recommending to our full Board of Directors candidates for nomination for election as directors. In evaluating the qualifications of candidates, the Nominating and Corporate Governance Committee will consider any requirements of applicable law and NASDAQ listing standards, a candidate’s strength of character, judgment, business experience and specific areas of expertise, familiarity with our industry, principles of diversity, factors relating to the composition of our Board of Directors (including its size and structure), and such other factors as the Nominating and Corporate Governance Committee deems to be appropriate. The goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The Nominating and Corporate Governance Committee is responsible for reviewing from time to time the criteria it uses to evaluate the qualifications of candidates.

Our Nominating and Corporate Governance Committee has not adopted any formal policy, guidelines or procedures regarding the diversity of our Board of Directors. Our priority in selection of Board members is identification of members who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, knowledge of our business and understanding of the competitive landscape.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent (5%) of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555. Assuming that appropriate biographical and background material is provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the Board of Directors resolves to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting of stockholders. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve as a director if elected. As part of this responsibility, the Nominating and Corporate Governance Committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for election as a director and such candidate’s compliance with the independence and other qualification requirements established by the Nominating and Corporate Governance Committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

Stockholders wishing to communicate with our Board of Directors should send correspondence to the attention of our Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Secretary will review all correspondence confirmed to be from stockholders in conjunction with the Chairman of the Board of Directors, who will decide whether or not to forward the correspondence or a summary of the correspondence to the full Board of Directors or a committee thereof. The Secretary and the Chairman of the Board of Directors will review all stockholder correspondence, but the decision to relay that correspondence to the full Board of Directors or a committee thereof will rest entirely within the discretion of the Chairman. Our Board of Directors believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Chairman, our Board of Directors may elect to adopt more elaborate screening procedures.

Director Compensation

Prior to our initial public offering in January 2015, we did not have a formal policy regarding compensation of our non-employee directors, and of our non-employee directors only our independent directors received any compensation for service on our Board of Directors in 2014. For 2014, we paid Dr. Xanthopoulos an annual cash fee of $25,000, payable monthly in arrears. In June 2014, we agreed to pay Dr. Wilson an annual cash fee of $25,000, payable monthly in arrears. The annual cash fee to Dr. Wilson was pro-rated for 2014 based on the portion of 2014 during which Dr. Wilson served as a director. In July 2014, in connection with his election to our

Board of Directors, we granted Dr. Wilson an option to purchase 28,301 shares of our common stock at an exercise price of $4.52 per share. The option provides for vesting in equal monthly installments over a period of four years, and becomes fully vested upon a change of control. We did not grant any stock options to any of our other non-employee directors during 2014. We do not pay any compensation to our Chief Executive Officer or our Chief Scientific Officer in connection with their service on our Board of Directors.

Only our independent directors receive compensation for service on the Board of Directors. Beginning with 2015, each of our independent directors receives annual compensation as follows:

•	for serving as a member of our Board of Directors, an annual cash retainer of $35,000 and an annual grant of a non-statutory stock option to purchase a number of shares of our common stock equal to approximately 0.033% of our then outstanding common stock on a fully-diluted basis (at a per share exercise price equal to fair market value on the date of grant) vesting in equal monthly installments over a period of one year; and

•	for serving as the chairperson of the Audit Committee of the Board of Directors, an annual cash retainer of $10,000; for serving as the chairperson of the Compensation Committee of the Board of Directors, an annual cash retainer of $7,000; and for serving as the chairperson of the Nominating and Corporate Governance Committee of the Board of Directors, an annual cash retainer of $7,000.

The cash fees described above are paid in monthly installments, in arrears. Non-employee directors are reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and of committees of the Board of Directors on which they serve.

In addition, it is our policy to grant to an independent director upon his or her initial election to our Board of Directors a non-statutory stock option to purchase a number of shares of our common stock equal to between, depending on his or her qualifications, approximately 0.125% and approximately 1.0% of our then outstanding common stock on a fully-diluted basis (at a per share exercise price equal to fair market value on the date of grant), with 25% of the shares vesting on the first anniversary of the date of election to the Board and the remaining shares vesting in equal monthly installments over the following three-year period.

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our non-employee directors who served during 2014. See “Executive Compensation” for a discussion of the compensation of Mr. Lamba and Dr. Daddona.

Name	Fees Earned or Paid in Cash	Option Awards (1)		Total
M. James Barrett, Ph.D.	$—	$—		$—
Bruce D. Steel	$—	$—		$—
Troy Wilson, Ph.D., J.D. (2)	$12,500	$95,164	(3)	$107,664
Kleanthis G. Xanthopoulos, Ph.D. (4)	$25,000	$—		$25,000

(1)	Represents the aggregate grant date fair value of option awards granted in fiscal year 2014 in accordance with ASC Topic 505-50. The assumptions we use in calculating these amounts are discussed in Note 10 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Dr. Wilson was elected to our Board of Directors on June 20, 2014. In April 2015, we granted Dr. Wilson 3,000 shares of our common stock in consideration for his service as a director during 2014. This award is not reflected in the table above.
(3)	Represents a non-statutory option to purchase 28,301 shares of common stock granted to Dr. Wilson in July 2014 in connection with his initial election to our Board of Directors.
(4)	In April 2015, we granted Dr. Xanthopoulos 6,000 shares of our common stock in consideration for his service as a director during 2014. This award is not reflected in the table above.

The table below sets forth the aggregate number of outstanding option awards held as of December 31, 2014 by each of our current non-employee directors who was serving as of that date.

Name	Options Outstanding at Fiscal Year End (#)
M. James Barrett, Ph.D.	—
Bruce D. Steel	—
Troy Wilson, Ph.D., J.D.	28,301
Kleanthis G. Xanthopoulos, Ph.D.	28,301	(1)

(1)	Dr. Xanthopoulos transferred this non-statutory option to purchase 28,301 shares of common stock to a family trust in July 2013.

Our Management

Our executive officers, their positions and their ages as of October 1, 2015 are set forth below:

Name	Age	Position(s)
Vikram Lamba (1)	49	Chief Executive Officer and Director
Konstantinos Alataris, Ph.D.	45	President and Chief Operating Officer
Peter Daddona, Ph.D. (1)	70	Chief Scientific Officer, Executive Vice President Research and Development and Director
Laxmi Peri	56	Senior Vice President, Operations
Winnie W. Tso	54	Chief Financial Officer

(1)	For biographical information concerning Vikram Lamba and Peter Daddona, Ph.D., see “Proposal 1: Election of Directors.”

Konstantinos Alataris, Ph.D. has served as our President and Chief Operating Officer since September 2015. Prior to joining us, Dr. Alataris served as Executive Chairman of the Board of Directors at IRRAS AB and Head of Digital Healthcare Strategy at mc10. Previously, he founded and held the roles of President, Chief Executive Officer and Chief Commercial Officer of Nevro Corp., a medical device company that has developed a neuromodulation platform for the treatment of chronic pain. Prior to Nevro, Dr. Alataris was a Vice President at Bay City Capital, a healthcare focused venture capital firm based in San Francisco. He holds Master’s degrees in Electrical Engineering and Business and a Ph.D. in Bioengineering from the University of Southern California.

Laxmi Peri has served as our Senior Vice President, Operations since April 2015. Prior to joining us in April 2015, Mr. Peri served for 11 years as Vice President, Research and Development at Thoratec Corporation, a world leader in research, development and manufacturing of medical devices for circulatory support. At Thoratec, Mr. Peri was a part of the executive team that grew the business from revenues of $100 million to more than $500 million in a span of ten years. Prior to joining Thoratec, Mr. Peri was with St. Jude Medical for ten years in a variety of leadership positions in operations management and research and development. He has extensive experience in process development, product development and manufacturing management. Mr. Peri holds an M.B.A. from the University of Minnesota, and a B.S. and an M.S. in Mechanical Engineering.

Winnie W. Tso has served as our Chief Financial Officer since April 2014. From January 2014 to April 2014, Ms. Tso served as a consultant to us. Prior to joining us in January 2014, Ms. Tso served as Vice President, Finance and Corporate Controller of SciClone Pharmaceuticals, a publicly-traded specialty biopharmaceutical company, in 2013. Prior to that, Ms. Tso served in various Vice President and Principal Accounting Officer positions from 2009 to 2013, including at Velti plc where Ms. Tso helped lead Velti’s U.S. public offering raising in excess of $150 million in equity financing. Prior to Velti, Ms. Tso held senior finance positions at several publicly-traded biopharmaceutical companies, including ARYx Therapeutics, Titan Pharmaceuticals and

Genelabs Technologies, where she was responsible for building the finance and accounting infrastructures and implementing systems of internal controls. Ms. Tso is a Certified Management Accountant, a Certified Financial Manager, a Certified Public Accountant licensed in the State of California and a member of the American Institute of Certified Public Accountants. Ms. Tso received her B.S. degree in Business Administration from the Haas School of Business at the University of California, Berkeley.

EXECUTIVE COMPENSATION

Executive Summary

The compensation of our executive officers is determined by the Compensation Committee of our Board of Directors, and discussed by the Compensation Committee throughout the year. Our formal annual compensation review process generally takes place during the first quarter of each fiscal year, after the results of the previous fiscal year are known. Annual variable compensation and discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation, if any, are awarded by the Compensation Committee on a discretionary basis, generally during the first fiscal quarter, after a review of the previous fiscal year’s results.

Our Compensation Committee is comprised entirely of non-employee directors, all but one of whom our Board of Directors has determined is independent within the meaning of the rules of The NASDAQ Stock Market. The members of the Compensation Committee have substantial managerial experience and wide contacts in the biotechnology and pharmaceutical industries and in the broader healthcare industry, upon which they rely in making their determinations. The Compensation Committee also takes into account publicly available information concerning the compensation practices of other companies in the biotechnology and pharmaceutical industries. This information is used by the Compensation Committee informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive.

Our Chief Executive Officer makes recommendations with regard to the compensation of our executive officers other than himself, which are reviewed by the Compensation Committee. Executive officers do not participate in the process of establishing their own annual compensation.

The Compensation Committee does not have a formal benchmarking policy or a practice of establishing the amount of any element of our executive officers’ compensation by reference to a fixed range of percentages or percentiles of the compensation of any peer or comparison group. During 2014, the Compensation Committee did not retain a compensation consultant to assist the Compensation Committee in assessing the form and amount of compensation paid to our executives. As a result, the determinations made by the members of our Compensation Committee have been guided by their collective judgment and experience. In 2015, following our initial public offering, the Compensation Committee retained Radford, an Aon Hewitt Company, to assist the Compensation Committee in assessing the form and amount of executive compensation.

Our Compensation Committee has reviewed our compensation programs and believes that our compensation programs have not encouraged or rewarded excessive or inappropriate risk taking.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer who served as executive officers as of December 31, 2014. We refer to these individuals as our named executive officers.

	Year	Salary	Non-equity incentive plan compensation		Option awards (3)	Total
Vikram Lamba	2014	$412,000	$181,276	(1)	$—	$593,276
Chief Executive Officer	2013	412,000	185,400	(2)	—	597,400
Peter Daddona	2014	329,815	110,471	(1)	—	440,286
Chief Scientific Officer	2013	334,750	120,510	(2)	—	455,260
Nandan Oza (4)	2014	203,333	61,325	(1)	4,766	269,424
Chief Operating Officer

(1)	Represents cash bonus amounts awarded in respect of 2014 and paid in March 2015. Bonus amounts were determined pursuant to applicable employment agreements and based on achievement of individual and company performance goals and other factors deemed relevant by our Compensation Committee.
(2)	Represents cash bonus amounts awarded in respect of 2013 and paid in February 2015. Bonus amounts were determined pursuant to applicable employment agreements and based on achievement of individual and company performance goals and other factors deemed relevant by our Compensation Committee and Board of Directors.
(3)	Represents the aggregate grant date fair value of option awards granted in fiscal year 2014 in accordance with ASC 718, Compensation—Stock Compensation.
(4)	Mr. Oza resigned as our Chief Operating Officer effective May 1, 2015.

Narrative Disclosure to Summary Compensation Table

We review compensation annually for all of our employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our Board of Directors has historically determined our executives’ compensation. Our Compensation Committee typically has reviewed and discussed management’s proposed compensation with the Chief Executive Officer for all executives other than our Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then has recommended the compensation for each executive officer. Our Board of Directors, without members of management present, has discussed the Compensation Committee’s recommendations and ultimately approved the compensation of our executive officers. Effective upon the closing of our initial public offering in January 2015, our Compensation Committee is responsible for approving the compensation and benefits of our executive officers.

We have formal employment agreements with Vikram Lamba, our Chief Executive Officer, and Peter Daddona, our Chief Scientific Officer and Executive Vice President, Research and Development, and we had a formal employment agreement with Nandan Oza, our former Chief Operating Officer. Mr. Oza resigned as our Chief Operating Officer effective May 1, 2015. Mr. Lamba’s employment agreement provides for an initial annual base salary of $400,000, subject to increase from time to time, and we currently pay Mr. Lamba an annual base salary of $424,360. Mr. Lamba’s employment agreement provides for a target annual bonus of 40% of his annual base salary, with a bonus opportunity between 0% and 80% of annual base salary, to be determined by the Board of Directors in its discretion based on individual and company performance against goals established annually by the Compensation Committee, as well as the company’s then prevailing cash position. Dr. Daddona’s employment agreement provides for an initial annual base salary of $325,000, subject to increase from time to time, and we currently pay Dr. Daddona an annual base salary of $206,875 for working a part-time schedule as our Chief Scientific Officer and Executive Vice President, Research and Development equivalent to approximately three full days per week. Dr. Daddona’s employment agreement provides for a target annual bonus of 30% of his annual base salary, with a bonus opportunity between 0% and 60% of annual base salary, to be determined by the Board of Directors in its discretion based on individual and company performance against goals established annually by the Compensation Committee, as well as the company’s then prevailing cash position. Beginning with 2015, the annual bonuses payable to Mr. Lamba and Dr. Daddona will be determined by our Compensation Committee in accordance with an employee bonus program established by our Compensation Committee for all employees.

Mr. Oza’s employment agreement provided for an initial annual base salary of $250,000, subject to increase from time to time, and was amended in January 2014 to provide for Mr. Oza’s part-time employment and an annual base salary of $180,000 effective February 1, 2014. Mr. Oza’s employment agreement provided for a target annual bonus of 30% of his annual base salary, to be determined by the Board of Directors in its discretion based on individual and company performance against goals established annually by the Compensation Committee, as well as the company’s then prevailing cash position.

Each of Mr. Lamba and Dr. Daddona is an employee-at-will, and is entitled to certain severance benefits if he is terminated without cause or resigns for good reason, as defined in his employment agreement. Mr. Oza was an employee-at-will, and his employment agreement provided for certain severance benefits if he had been terminated without cause or had resigned for good reason, as defined in Mr. Oza’s employment agreement.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date		Option Grant Date
Vikram Lamba	88,441	(1)	53,065		$1.54	7/1/2017		7/1/2012
Peter Daddona	44,221	(1)	26,532		$1.40	6/15/2022		6/15/2012
Nandan Oza (2)	16,804	(3)	25,648		$1.40	5/24/2023	(4)	5/24/2013
	—		5,000	(3)	$1.28	4/15/2024	(5)	4/15/2014

(1)	This option becomes exercisable for 25% of the underlying shares on the first anniversary of the grant date, and thereafter becomes exercisable for the remaining underlying shares in equal monthly installments over three years, resulting in the option being exercisable for 100% of the underlying shares on the fourth anniversary of the grant date; provided that if the holder is terminated without cause or resigns for good reason (as these terms are defined in the holder’s employment agreement), then the option will become exercisable for an additional 18.75% of the total underlying shares; provided further that if the option holder is terminated without cause or resigns for good reason within one year after a change in control (as defined in the holder’s employment agreement), then the option will become exercisable for 100% of the underlying shares.
(2)	Mr. Oza resigned as our Chief Operating Officer effective May 1, 2015.
(3)	This option became exercisable for 25% of the underlying shares on the first anniversary of the grant date, and thereafter became exercisable for the remaining underlying shares in equal monthly installments over three years, resulting in the option being exercisable for 100% of the underlying shares on the fourth anniversary of the grant date; provided that if the holder was terminated without cause or resigned for good reason (as these terms are defined in the holder’s employment agreement), then the option would have become exercisable for an additional 12.5% of the total underlying shares; provided further that if the option holder was terminated without cause or resigned for good reason within one year after a change in control (as defined in the holder’s employment agreement), then the option would have become exercisable for 100% of the underlying shares. As a result of the holder’s resignation other than for good reason effective May 1, 2015, this option ceased vesting on May 1, 2015.
(4)	As a result of the holder’s resignation effective May 1, 2015, this option expired on July 30, 2015. On July 24, 2015, prior to its expiration, Mr. Oza exercised this option and purchased 20,341 shares at an exercise price of $1.40 per share.
(5)	As a result of the holder’s resignation effective May 1, 2015, this option expired on May 31, 2015. On May 29, 2015, prior to its expiration, Mr. Oza exercised this option and purchased 1,250 shares at an exercise price of $1.28 per share.

Severance and Change in Control Arrangements

Pursuant to the terms of Mr. Lamba’s employment agreement, if we terminate Mr. Lamba’s employment without cause or Mr. Lamba resigns for good reason, as these terms are defined in the employment agreement, then Mr. Lamba is entitled to receive certain severance payments, including nine months’ salary, pro rata bonus payment in respect of those nine months, and acceleration of vesting of a portion of his outstanding stock option. If within one year after a change of control, as defined in the employment agreement, Mr. Lamba’s employment is terminated without cause or Mr. Lamba resigns for good reason, then Mr. Lamba’s stock option will vest in full.

Pursuant to the terms of Dr. Daddona’s employment agreement, if we terminate Dr. Daddona’s employment without cause or Dr. Daddona resigns for good reason, as these terms are defined in the employment agreement, then Dr. Daddona is entitled to receive certain severance payments, including nine months’ salary, pro rata bonus payment in respect of those nine months, and acceleration of vesting of a portion of his outstanding stock option. If within one year after a change of control, as defined in the employment agreement, Dr. Daddona’s employment is terminated without cause or Dr. Daddona resigns for good reason, then Dr. Daddona’s stock option will vest in full.

Pursuant to the terms of Mr. Oza’s employment agreement, if we had terminated Mr. Oza’s employment without cause or Mr. Oza had resigned for good reason, as these terms are defined in the employment agreement, then Mr. Oza would have been entitled to receive certain severance payments, including six months’ salary, pro rata bonus payment in respect of those six months, and acceleration of vesting of a portion of an outstanding stock option granted to him in May 2013. If within one year after a change in control, as defined in the employment agreement, Mr. Oza’s employment had been terminated without cause or Mr. Oza had resigned for good reason, then the stock option granted to him in May 2013 would have vested in full. As a result of Mr. Oza’s resignation other than for good reason effective May 1, 2015, Mr. Oza did not receive any severance payments and the vesting of Mr. Oza’s stock options did not accelerate.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of October 1, 2015, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 1, 2015 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 11,966,958 shares of our common stock outstanding as of October 1, 2015. Amounts under the heading “Right to Acquire” represent shares that may be acquired upon exercise of outstanding stock options exercisable within 60 days of October 1, 2015.

Name of Beneficial Owner (1)	Total Shares Beneficially Owned	Percentage
5%+ Stockholders:
BMV Direct SOTRS LP (2) 17190 Bernardo Center Drive San Diego, CA 92128	2,415,886	20.19%
New Enterprise Associates 12, Limited Partnership (3) Chevy Chase, MD 20815 5425 Wisconsin Avenue, Suite 800	2,135,086	17.84%
Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285	1,363,636	11.40%
Directors and Named Executive Officers:
Vikram Lamba (4)	749,171	6.20%
Peter Daddona (5)	379,222	3.15%
Nandan Oza (6)	—	*
M. James Barrett	5	*
Joseph “Jay” P. Hagan	—	*
Bruce Steel	—	*
Troy Wilson (7)	13,023	*
Kleanthis Xanthopoulos (8)	24,867	*
Current directors and executive officers as a group (10 persons) (9)	1,180,297	9.68%

*	Less than 1%

(1)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	Shares owned as of October 1, 2015 include 1,896,982 shares of common stock owned by BMV Direct SOTRS LP and 518,904 shares of common stock owned by BMV Direct SO LP. The sole general partner of BMV Direct SOTRS LP is BioMed Realty Holdings, Inc. The sole shareholder of BioMed Realty Holdings, Inc. and the sole general partner of BMV Direct SO LP is BioMed Realty, L.P. The sole general partner of BioMed Realty, L.P. is BioMed Realty Trust, Inc. BioMed Realty Trust, Inc. has sole voting and dispositive power with respect to the shares directly held by BMV Direct SOTRS LP and BMV Direct SO LP. Bruce Steel is a limited partner with a variable economic interest in each of BMV Direct SOTRS LP and BMV Direct SO LP. Mr. Steel disclaims beneficial ownership in the shares directly held by each of BMV Direct SOTRS LP and BMV Direct LP except to the extent of his pecuniary interest therein.
(3)	Shares owned as of October 1, 2015 include 2,135,082 shares of common stock owned by New Enterprise Associates 12, Limited Partnership, or NEA 12, and 4 shares of common stock owned by NEA Ventures 2006, Limited Partnership. The shares directly held by NEA 12 are indirectly held by NEA Partners 12, Limited Partnership (“NEA Partners 12”), the sole general partner of NEA 12, NEA 12 GP, LLC (“NEA 12 GP”), the sole general partner of NEA Partners 12, and each of the individual managers of NEA 12 GP. The individual managers of NEA 12 GP are M. James Barrett, Peter J. Barris, Forest Baskett, Patrick J. Kerins, Krishna “Kittu” Kolluri and Scott D. Sandell. The shares directly held by Ven 2006 are indirectly held by Karen P. Welsh, the general partner of Ven 2006. NEA Partners 12, NEA 12 GP and the managers share voting and dispositive power with regard to the shares of the securities directly held by NEA 12. M. James Barrett has neither voting nor dispositive power with respect to the shares held by Ven 2006. M. James Barrett and all other indirect holders of these shares disclaim beneficial ownership of such portion of these shares in which such indirect holders have no pecuniary interest.
(4)	Includes options to purchase 117,921 shares of our common stock that may be exercised within 60 days of October 1, 2015.
(5)	Includes options to purchase 60,435 shares of our common stock that may be exercised within 60 days of October 1, 2015.
(6)	Mr. Oza resigned as our Chief Operating Officer effective May 1, 2015.
(7)	Includes of options to purchase 10,023 shares of our common stock that may be exercised within 60 days of October 1, 2015.
(8)	Includes options to purchase 18,867 shares of our common stock that may be exercised within 60 days of October 1, 2015.
(9)	Includes options to purchase 221,255 shares of our common stock that may be exercised within 60 days of October 1, 2015.

Policy Regarding Hedging

We have adopted a policy that prohibits our officers, directors and employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.

Section 16(a) Beneficial Ownership Reporting Compliance

Effective as of January 26, 2015, Section 16(a) of the Exchange Act became applicable to our directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, requiring them to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and ten-percent (10%) stockholders are also required to furnish us with copies of all Section 16(a) forms they file. No such forms were due from any such reporting persons during the year ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Our Stockholders

The following is a description of transactions since January 1, 2013 and any currently proposed transactions to which we have been or will be a party, and in which the amounts involved exceeded or will exceed $120,000 (except as otherwise indicated) and any of our directors, executive officers or beneficial owners of more than five percent (5%) of our voting securities, or any of their respective affiliates or immediate family members, had or will have a direct or indirect material interest, which have not already been described in the “Executive Compensation” section of this proxy statement. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

Secured Loan and Real Property Lease with BMR

In April 2012, in connection with our April 2012 recapitalization, we issued 1,236,769 shares of our common stock and a four year non-callable secured promissory note in the original principal amount of $8,556,533 to BioMed Realty Holdings, Inc., or BMR Holdings, and 107,545 shares of our common stock to BioMed Realty, L.P., each of which is an affiliate of our landlord, BMR-34790 Ardentech Court LP. As a result, BMR Holdings and BioMed Realty, L.P. together held approximately 23.8% of our voting securities following the recapitalization. We issued these securities to BMR Holdings and BioMed Realty, L.P. in exchange for reduction of future rent payments pursuant to an amendment to our lease agreement with BMR-34790 Ardentech Court LP, cancellation of an unsecured convertible promissory note issued to BioMed Realty, L.P. in July 2011 and cancellation of a stock purchase warrant issued to BioMed Realty, L.P. in July 2011. In December 2012, BMR Holdings transferred the BMR secured promissory note and its 1,236,769 shares of our common stock to its affiliate, BMV Direct SOTRS LP. In December 2012, BioMed Realty, L.P. transferred its 107,545 shares of our common stock to its affiliate, BMV Direct SO LP. As a result of these transfers, each of BMV Direct SOTRS LP and BMV Direct SO LP owns more than five percent (5%) of our voting securities.

The secured promissory note accrued interest at the annual rate of 8%, compounded annually, and all principal and interest was due and payable on the earliest of (i) April 26, 2016, (ii) the closing of a sale of our company or business, as defined in the secured promissory note, and (iii) the date that any distribution is made to our stockholders, as defined in the secured promissory note. We were permitted to prepay the secured promissory note, in whole or in part, at any time without prepayment penalty or premium. Further, we were required to prepay the secured promissory note immediately prior to, or in connection with, a sale or partial sale of our company or business, as defined as a transaction in which we are acquired or in which we exclusively license or sell all or substantially all of our assets. In any similar transaction that does not qualify as a sale but results in our cash balance being at least $5.0 million in excess of our cash requirements for the 12 months following the closing of such transaction, we were required to prepay an amount equal to half of the excess cash balance over $5.0 million. The secured promissory note was secured by a first priority security interest and lien in and to all of our tangible and intangible properties and assets, including intellectual property. In June 2014, we amended the secured promissory note to increase the interest rate during the period our secured term loan facility with Hercules Technology Growth Capital remains outstanding to match the interest rate of the Hercules loan and to provide that any failure by us to pay any amount under the secured promissory note during the period from the maturity date of the secured promissory note through the date that the Hercules loan is repaid in full would not constitute a default under the secured promissory note. As a result of this amendment, during the period our secured term loan facility with Hercules Technology Growth Capital and the secured promissory note both were outstanding, the secured promissory note accrued interest at an annual rate equal to the greater of (i) 12.05% and (ii) 12.05% plus the “prime rate” as reported in The Wall Street Journal minus 5.25%. The floating interest rate was determined in accordance with the preceding sentence based on changes to the prime rate as reported in The Wall Street Journal. In connection with the Hercules loan, BMV Direct SOTRS LP agreed to subordinate the secured promissory note to the Hercules loan, and we issued 31,250 shares of our common stock to BMV Direct SOTRS LP in June 2014 as consideration for its agreement to subordinate.

As of June 25, 2015, the aggregate outstanding principal and accrued interest under the secured promissory note was approximately $11.4 million, and we prepaid the secured promissory in whole on June 25, 2015.

We have an operating lease with BMR-34790 Ardentech Court LP, which is an affiliate of BMV Direct SOTRS LP and BMV Direct SO LP, for a 55,588 square foot facility in Fremont, California, where we operate our manufacturing operations and house our engineering, research and development and administrative employees. In 2014, we recorded rent expense to BMR-34790 Ardentech Court LP in the amount of approximately $620,000. In June 2015, we amended the lease agreement to suspend BMR-34790 Ardentech Court LP’s option to recapture a specified portion of the leased premises (comprising approximately 29,348 square feet of the approximate total 55,588 square feet of leased premises), and to give us the option until December 31, 2015 to extend the term of the lease by an additional 38 months to June 1, 2022 and pay rent on the total leased premises beginning April 1, 2016 at rates ranging from approximately $103,000 per month to approximately $140,000 per month over the final 74 months of the lease term.

2013 Bridge Loan

In September 2013, we issued and sold convertible promissory notes, which we refer to as the 2013 bridge notes, in the aggregate original principal amount of approximately $3.0 million to our stockholders BMV Direct SOTRS LP, BMV Direct SO LP, New Enterprise Associates 12, Limited Partnership, ProQuest Investments IV, L.P. and ProQuest Management LLC. Each of BMV Direct SOTRS LP, BMV Direct SO LP (together with its affiliate BMV Direct SOTRS LP), New Enterprise Associates 12, Limited Partnership, ProQuest Investments IV, L.P., and ProQuest Management LLC (together with its affiliate ProQuest Investments IV, L.P.) then owned more than 5% of our voting securities, and as of the date of this proxy statement each of BMV Direct SOTRS LP, BMV Direct SO LP (together with its affiliate BMV Direct SOTRS LP) and New Enterprise Associates 12, Limited Partnership owns more than 5% of our voting securities. The following is the original principal amount of 2013 bridge notes that were issued to our directors, executive officers and holders of more than 5% of our voting securities, and their affiliates or immediate family members:

•	BMV Direct SOTRS LP, in the original principal amount of approximately $1.0 million;

•	BMV Direct SO LP, in the original principal amount of approximately $300,000;

•	New Enterprise Associates 12, Limited Partnership, in the original principal amount of approximately $1.2 million; and

•	ProQuest Investments IV, L.P. and its affiliate ProQuest Management LLC, in the aggregate original principal amount of approximately $600,000.

As consideration for our issuance of the 2013 bridge notes, each investor paid us an amount equal to the original principal amount of the note issued to the investor. The 2013 bridge notes matured on September 9, 2014 and accrued simple interest at the annual rate of 8%. In June 2014, we amended the 2013 bridge notes to provide that any failure by us to pay any amount under the 2013 bridge notes during the period from maturity of the 2013 bridge notes through the date that the Hercules loan is repaid in full would not constitute a default under the 2013 bridge notes. In September 2014, we amended the 2013 bridge notes to extend the date by which a qualified financing must occur in order for the 2013 bridge notes to convert into equity securities to December 31, 2014, and in December 2014, we amended the 2013 bridge notes to further extend the date by which a qualified financing must occur in order for the 2013 bridge notes to convert into equity securities to March 31, 2015. As of January 30, 2015, the aggregate outstanding principal and accrued interest under the 2013 bridge notes was approximately $3.4 million. Upon the closing of our initial public offering of common stock on January 30, 2015, which constituted a qualified financing as defined under the terms of the notes, the principal and all unpaid and accrued interest on each note automatically converted into shares of our common stock at a conversion price equal to $9.35 per share (or 85% of the initial public offering price), resulting in the issuance of 117,796 shares of common stock to BMV Direct SOTRS LP, 36,058 shares of common stock to BMV Direct SO LP, 137,822 shares of common stock to New Enterprise Associates 12, Limited Partnership, and 68,911 shares of common stock to ProQuest Investments IV, L.P.

February 2014 Bridge Loan

In February 2014, we issued and sold convertible promissory notes, which we refer to as the February 2014 bridge notes, in the aggregate original principal amount of $2.5 million to our stockholders BMV Direct SOTRS LP, BMV Direct SO LP and New Enterprise Associates 12, Limited Partnership. Each of BMV Direct SOTRS LP, BMV Direct SO LP and New Enterprise Associates 12, Limited Partnership then owned, and as of the date of this proxy statement owns, more than five percent (5%) of our voting securities. The following is the original principal amount of February 2014 bridge notes that were issued to our directors, executive officers and holders of more than five percent (5%) of our voting securities, and their affiliates or immediate family members:

•	BMV Direct SOTRS LP, in the original principal amount of approximately $1.1 million;

•	BMV Direct SO LP, in the original principal amount of approximately $250,000; and

•	New Enterprise Associates 12, Limited Partnership, in the original principal amount of approximately $1.2 million.

As consideration for our issuance of the February 2014 bridge notes, each investor paid us an amount equal to the original principal amount of the note issued to the investor. The February 2014 bridge notes matured on September 9, 2014 and accrued simple interest at the annual rate of 8%. In June 2014, we amended the February 2014 bridge notes to provide that any failure by us to pay any amount under the February 2014 bridge notes during the period from maturity of the February 2014 bridge notes through the date that the Hercules loan is repaid in full would not constitute a default under the February 2014 bridge notes. In September 2014, we amended the February 2014 bridge notes to extend the date by which a qualified financing must occur in order for the February 2014 bridge notes to convert into equity securities to December 31, 2014, and in December 2014, we amended the February 2014 bridge notes to further extend the date by which a qualified financing must occur in order for the February 2014 bridge notes to convert into equity securities to March 31, 2015. As of January 30, 2015, the aggregate outstanding principal and accrued interest under the February 2014 bridge notes was approximately $2.7 million. Upon the closing of our initial public offering of common stock on January 30, 2015, which constituted a qualified financing as defined under the terms of the notes, the principal and all unpaid and accrued interest on each note automatically converted into shares of our common stock at a conversion price equal to $9.35 per share (or 85% of the initial public offering price), resulting in the issuance of 122,882 shares of common stock BMV Direct SOTRS LP, 28,603 shares of common stock to BMV Direct SO LP, and 135,700 shares of common stock to New Enterprise Associates 12, Limited Partnership.

December 2014 Bridge Loan

In December 2014, we issued and sold convertible promissory notes, which we refer to as the December 2014 bridge notes, in the aggregate original principal amount of $1.3 million to our stockholders BMV Direct SOTRS LP and New Enterprise Associates 12, Limited Partnership. Each of BMV Direct SOTRS LP and New Enterprise Associates 12, Limited Partnership then owned, and as of the date of this proxy statement owns, more than five percent (5%) of our voting securities. The following is the original principal amount of December 2014 bridge notes that were issued to our directors, executive officers and holders of more than five percent (5%) of our voting securities, and their affiliates or immediate family members:

•	BMV Direct SOTRS LP, in the original principal amount of approximately $710,000; and

•	New Enterprise Associates 12, Limited Partnership, in the original principal amount of approximately $620,000.

As consideration for our issuance of the December 2014 bridge notes, each investor paid us an amount equal to the original principal amount of the note issued to the investor. The December 2014 bridge notes matured on June 1, 2017 and accrued simple interest at the annual rate of 8%. As of January 30, 2015, the aggregate outstanding principal and accrued interest under the December 2014 bridge notes was approximately $1.4 million. Upon the closing of our initial public offering of common stock on January 30, 2015, which constituted a qualified financing as defined under the terms of the notes, the principal and all unpaid and accrued interest on each note automatically converted into shares of our common stock at a conversion price equal to $9.35 per share (or 85% of the initial public offering price), resulting in the issuance of 76,731 shares of common stock BMV Direct SOTRS LP and 67,679 shares of common stock to New Enterprise Associates 12, Limited Partnership.

Private Placement with Eli Lilly and Company

In November 2014, we entered into a stock purchase agreement with Eli Lilly and Company, or Lilly, pursuant to which Lilly agreed to purchase up to $15.0 million worth of our common stock in a private placement concurrent with the closing of our initial public offering, at a price per share equal to the initial public offering price. On January 30, 2015, pursuant to the stock purchase agreement and concurrent with the closing of our initial public offering, we issued and sold 1,363,636 shares of our common stock to Lilly at a price per share of $11.00 in a private placement, for an aggregate cash purchase price of $15.0 million. We received net proceeds of approximately $14.5 million from the sale of shares to Lilly in the private placement, after payment by us of a private placement fee to the representatives of the underwriters of our initial public offering. The shares of common stock issuable to Lilly under the stock purchase agreement were deemed beneficially owned by Lilly in accordance with Rule 13d-3 under the Exchange Act upon the parties’ entry into the stock purchase agreement in November 2014, making Lilly a beneficial owner of more than five percent (5%) of our voting securities at that time. As of the date of this proxy statement, Lilly continues to own more than five percent (5%) of our voting securities.

Interests of Directors in our Financial Relationships

Two of our directors, Bruce Steel and M. James Barrett, may be deemed to have indirect material interests in our financial relationships with certain of our stockholders based on their association with such stockholders:

•	Mr. Steel is a limited partner with a variable economic interest in each of BMV Direct SOTRS LP and BMV Direct SO LP, which entitles him to a percentage of certain distributions of these entities. Mr. Steel does not have voting or dispositive control of either of these entities. Mr. Steel disclaims beneficial ownership in our securities directly held by these entities except to the extent of his pecuniary interest therein.

•	Dr. Barrett is one of seven Managers of NEA 12 GP, LLC, or NEA 12 LLC, the sole general partner of NEA Partners 12, Limited Partnership, or NEA Partners 12, which is the sole general partner of our stockholder, New Enterprise Associates 12, Limited Partnership. NEA Partners 12, NEA 12 LLC and each of the Managers of NEA 12 LLC share voting and dispositive power with regard to our securities directly held by New Enterprise Associates 12, Limited Partnership. Dr. Barrett disclaims beneficial ownership in these shares except to the extent of his pecuniary interest therein, if any.

Participation in our Initial Public Offering

BMV Direct SO LP purchased 26,543 shares, or an aggregate amount of $291,973 worth, of our common stock in our initial public offering in January 2015, and New Enterprise Associates 12, Limited Partnership purchased 23,457 shares, or an aggregate amount of $258,027 worth, of our common stock in our initial public offering in January 2015, in each case at the initial public offering price of $11.00 per share. The shares purchased by BMV Direct SO LP and New Enterprise Associates 12, Limited Partnership in our initial public offering were subject to lock-up agreements pursuant to which these investors agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the 180-day period following January 26, 2015, except with the prior written consent of the representatives of the underwriters for the initial public offering.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.

Policies and Procedures for Related Person Transactions

While we did not have a written policy with respect to the review and approval of transactions with our directors, officers and principal stockholders prior to our initial public offering in January 2015, it was the practice of our Board of Directors to review all interested party transactions and not to authorize any such transaction unless the Board of Directors, excluding any interested directors, determined that the terms of the proposed transaction were as favorable or more favorable to our company than would have been available from an unrelated party in an arms’ length negotiation.

Pursuant to the charter for our Audit Committee, which became effective upon the closing of our initial public offering in January 2015, our Audit Committee is responsible for reviewing and approving in advance any related person transactions. For the purposes of this policy, a “related person transaction” is any transaction between us or any of our subsidiaries and any (a) of our directors or executive officers, (b) nominee for election as a director, (c) person known to us to own more than five percent (5%) of any class of our voting securities, or (d) member of the immediate family of any such person, if the nature of such transaction is such that it would be required to be disclosed under Item 404 of Regulation S-K (or any similar successor provision).

In determining whether to approve a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third person under the same or similar circumstances and the extent of the related person’s interest in the transaction.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITOR

Audit Committee Report

The primary role of our Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board of Directors, and the audit process and our independent auditor’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm, Marcum LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit Committee has met and held discussions with management and our independent auditor, and has also met separately with our independent auditor, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2014 with management and the independent auditor. As part of this review, the Audit Committee discussed with Marcum LLP the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received from Marcum LLP a written statement describing all relationships between that firm and Zosano Pharma Corporation that might bear on the auditor’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee has discussed the written statement with the independent auditor, and has considered whether the independent auditor’s provision of any consultation and other non-audit services to Zosano Pharma Corporation is compatible with maintaining the auditor’s independence.

Based on the above-mentioned reviews and discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that Zosano Pharma Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission.

Joseph “Jay” Hagan, Chair

Bruce Steel

Troy Wilson, Ph.D., J.D.

Kleanthis G. Xanthopoulos, Ph.D.

Our Auditor

Marcum LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2015. Marcum LLP also served as our auditor for the year ended December 31, 2014. We expect that representatives of Marcum LLP will attend the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees for Professional Services

The following table represents aggregate fees billed to us for the years ended December 31, 2014 and 2013 by Marcum LLP, our independent registered public accounting firm:

	Year ended December 31,
	2014	2013
Audit Fees (1)	$279,782	$69,981
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total fees	$279,782	$69,981

(1)	Audit fees in 2014 include fees billed or incurred by Marcum LLP for professional services rendered in connection with the annual audit of our consolidated financial statements and the review of our quarterly financial results for the year ended December 31, 2014, the review of our registration statement on Form S-1 as well as other procedures related to our initial public offering. Audit fees in 2013 include fees billed or incurred by Marcum LLP for professional services rendered in connection with the annual audit of our consolidated financial statements for the year ended December 31, 2013.

Pre-Approval Policies and Procedures

Our Audit Committee’s pre-approval policies or procedures do not allow our management to engage Marcum LLP to provide any audit, review or attestation services or any permitted non-audit services without specific Audit Committee pre-approval of the engagement for those services. All of the services provided by Marcum LLP during 2014 were pre-approved.

Whistleblower Procedures

Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our Code of Ethics. See “Information About Our Board of Directors and Management – Code of Business Conduct and Ethics; Corporate Governance Guidelines” in this proxy statement.

OTHER MATTERS

Other Business

Neither we nor our Board of Directors intend to propose any matters of business at the annual meeting other than the proposals described in this proxy statement. Neither we nor our Board or Directors know of any matters to be proposed by others at the annual meeting.

Stockholder Proposals for 2016 Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2016 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than June 7, 2016 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2016 annual meeting.

Stockholder proposals intended to be presented at our 2016 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on August 15, 2016, nor earlier than July 16, 2016, together with all supporting documentation and information required by our bylaws. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In order to have a director candidate considered by the Nominating and Corporate Governance Committee of our Board of Directors, the recommendation must be submitted to our Secretary at the address set forth on the first page of this proxy statement no later than the close of business on August 15, 2016, nor earlier than July 16, 2016, and must include all supporting documentation and information required by our bylaws.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 13, 2015.

Vote by Internet
•	Go to www.investorvote.com/ZSAN
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website
Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - Peter Daddona, Ph.D.	☐	☐	02 - Vikram Lamba	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Marcum LLP as Zosano Pharma Corporation’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Zosano Pharma Corporation

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — November 13, 2015

Vikram Lamba and Winnie W. Tso, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Zosano Pharma Corporation to be held on November 13, 2015 at 8:30 a.m., Pacific time at the Company’s headquarters located at 34790 Ardentech Court, Fremont, CA 94555 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the re-election of each of Dr. Daddona and Mr. Lamba as a Class I director, FOR the ratification of Marcum LLP as the Company’s independent registered public accounting firm.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)